EXHIBIT 21

SUBSIDIARIES

American Learning Corporation owns 100% of the outstanding stock of each of the following corporations:

1.	Interactive Therapy Group Consultants, Inc., a New York corporation

2.	Signature Learning Resources, Inc., a New York corporation